UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         October 23, 2009 (October 23, 2009)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192

(State or other jurisdiction of	(Commission File Number) incorporation)	(IRS Employer Identification No.)

505 Fifth Avenue
New York, New York 10017
(Address of registrant's principal executive office)

Registrant's telephone number, including area code: (212) 771-0505

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. (b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On October 22, 2009, Susan M. Lyne notified the Company that she was resigning as a member of the Board of Directors, effective October 31, 2009. Ms. Lyne, Chief Executive Officer of Gilt Groupe Inc. and a member of the Company’s Compensation Committee, advised the Company that her decision was based on the increased time demands on directors of the Company over the prior year and time constraints related to her other professional commitments and responsibilities.

Section 8 – Other Events

Item 8.01. Other Events.

New Secured Credit Facility

     As disclosed previously, CIT anticipates the potential need to refinance certain existing secured credit facilities as part of its pending restructuring plan. In order to meet those needs, the Company has been in discussions concerning an expansion of the current $3 billion secured credit facility by an incremental $4.5 billion (the “New Credit Facility”). The proposed terms of the New Credit Facility are described in more detail on the term sheet filed as Exhibit 99.1 hereto. The New Credit facility will be secured by substantially the same assets as the existing $3 billion secured credit facility plus any additional collateral which becomes available as a result of the Company’s repayment of the re-financed indebtedness. A description of the additional collateral which may become available to secure the New Credit Facility is filed as Exhibit 99.2 hereto. The Company also continues to explore alternative financing arrangements proposed by other parties. There can be no assurance that the New Credit Facility will be obtained on the terms set forth in the term sheet or at all.

Trade Receivables Conduit Facility

     CIT Group Inc. (“CIT” or the “Company”) currently finances a portion of its trade receivables pursuant to a $1.3 billion conduit facility which expires on December 18, 2009 (the “Facility”). Approximately $600 million is currently owed under the Facility. The terms of the Facility require the Company to submit reports to the Facility lenders on a regular basis. CIT has learned of certain miscalculations in the reports that generally related to the calculation of specific lending limitations such as concentration limits. While at all times the borrowings were over-collateralized and the dollar amount of the receivables in the collateral pool were unaffected, the result of these errors was an over-advance which constituted a termination event under the terms of the Facility.

     Following discovery of the calculation errors the resulting over-borrowings were promptly repaid and the Facility was brought into full compliance. CIT is currently in discussions with the Facility lenders regarding an amendment and waiver with respect to the termination events. The Facility lenders have requested economic compensation for a waiver that the Company believes is unwarranted given the overcollateralization of the Facility and other sources of liquidity available to the Company. Accordingly, if an amendment and waiver cannot be obtained on reasonable economic terms, the Company would let the Facility terminate and finance its trade receivables from existing liquidity and once completed, the new credit facility previously disclosed.. The operations and funding of our clients has been unaffected.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Proposed terms for a potential amendment and restatement to increase the aggregate principal amount of the Senior Credit Facility, dated July 20, 2009, as amended, and the lenders party thereto.

99.2	Description of collateral available to secure the Senior Credit Facility, dated July 20, 2009, as amended, and the lenders party thereto.

     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this document that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements reflect the current views of CIT and its management. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties, contingencies, and changes in circumstances, many of which are beyond CIT’s control, that may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that could affect actual results and performance include, but are not limited to, potential changes in interest rates, competitive factors and general economic conditions, changes in funding markets, industry cycles and trends, uncertainties associated with risk management, risks associated with residual value of leased equipment, regulatory factors, among others. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By:	/s/ Glenn A. Votek
Glenn A. Votek Executive Vice President & Treasurer

Dated: October 23, 2009